EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT

     This Agreement, made this 21st day of August, 2002 by and between Advanced Photonix, Inc. a Delaware corporation (hereinafter call "Company"), and Paul D. Ludwig, an individual (hereinafter called "Employee")

                                    RECITALS:

     1. The Company wishes to employ Employee and utilize his professional experience, ability, services, background and know-how, and

     2. Employee wishes to enter into the employ of the Company on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and conditions set forth in this Agreement and for other good and valuable consideration, which has been received and which is sufficient, the parties agree to the following terms:

          A. Employment Term. Subject to the terms and conditions contained in this Agreement, the Company employs Employee, and the Employee agrees to be employed by the Company, for a three (3) year period from the date of this Agreement unless this Agreement is terminated in accordance with the terms hereof. The initial three-year term is referred to in this Agreement as the "Employment Term"

          B. Duties. Employee's position with the Company will be Vice President and Chief Operating Officer ("COO"). As COO, Employee will be responsible for Manufacturing Operations, Manufacturing and Design Engineering, Quality Assurance, and have such other authority and responsibilities as the Board of Directors reasonably may determine from time to time.

          C. Time and Efforts. Employee shall devote his entire working time, energy, skill, and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interest of the Company. Notwithstanding the foregoing, Employee shall be permitted to maintain memberships on the Boards of Directors and in organizations identified to the Company in writing, provided that such activities shall not, at any time, (i) conflict with Employee's responsibilities hereunder or (ii) preclude the Company or any Subsidiary (as hereinafter defined) of the Company, from obtaining contracts from any such company or organization. For the purposes of this Agreement, any corporation with respect to which Company has the ability to control more than fifty percent of the voting power shall be a "Subsidiary" and all such corporations shall be "Subsidiaries".

          D. Place of Business. Unless the Company terminates operations at the Facility , Employee shall perform his duties from and continue to occupy the office he occupied as President of Silicon Sensors, L.L.C. at 305 County YZ, Dodgeville, Wisconsin (the "Facility"), and shall not be required to change location or offices during the Employment Term or any renewal term provided; however, that Employee shall spend whatever time is reasonably necessary at other Company locations, including Camarillo, California, in order to effectively discharge his duties as COO.

          E. Compensation and Benefits. For the services rendered by the Employee to the Company, Employee shall receive a base salary at a rate of $160,000 per year ("Base Salary"), payable in reasonable installments in accordance with Company's regular payroll practices in effect from time to time. The ordinary and usual sums for taxes and withholding will be deducted from this salary. Employee shall be eligible for additional salary increases and stock options during the term of this Agreement at the discretion of the Board of Directors. Employee shall be eligible for an incentive cash bonus of (33-1/3% of Base Salary) or greater on an annual basis. This incentive bonus will be based on measurable goals reasonably set forth by the Chairman of the Board and Compensation Committee after discussion with Employee. Employee will be entitled to take four (4) weeks of paid vacation per year. Except as otherwise provided in the Company's employee manual as from time to time in effect, no vacation time may be carried over from one year to the next. Employee will be entitled to participate in the group medical insurance and all other fringe benefit plans generally provided to employees within the Company in accordance with and subject to the terms of such plans.

          F. Expenses. Company will reimburse Employee for all reasonable expense incurred by Employee in connection with the performance of the Employee's duties hereunder, upon receipt of appropriate documentation and in accordance with Company's regular reimbursement procedures and practices in effect from time to time.

          G.  Death or Disability.

               (1) If Employee dies, all payments hereunder shall cease at the end of the month in which the Employee's death occurs and Company shall have no further obligations or liabilities hereunder.

               (2) The Company may terminate the employment of the Employee hereunder at any time upon the permanent disability of the Employee, such termination to be communicated by written notice given by the Company to the Employee. The Employee shall be considered to have become permanently disabled if (i) because of ill health or physical or mental disability, the Employee has been or is reasonably likely to be continuously unable or unwilling to perform his duties responsibilities hereunder for 120 consecutive days or (ii) within a 12-month period, because of ill health or physical or mental disability, the Employee has been unable or unwilling to perform his duties and responsibilities hereunder for a total of 120 days, consecutive or not. In the event that the Employee's employment is terminated by the Company by reason of his permanent disability, the termination shall be treated as a termination by the Company without cause and the Employee shall be entitled to the payments (and required to execute the release) provided for in Section L (2) below; provided, however, that there shall be deducted from such payments an amount equal to 135% of the amount of any and all payments made to the Employee pursuant to the terms of any disability insurance program maintained by the Company.

          H. Confidentiality. Employee knows that the Company has in its possession business information which is confidential. During the Employee's employment with the Company and after termination of Employee's employment, Employee will not use or reveal, divulge or make known to any person, company or any other third party, any Proprietary Information. "Proprietary Information" is any and all information or data, whether in writing, or learned by Employee orally, by observation or other sensory detection, relating to any product, product design, service, research, development, formula, process, method of distribution or delivery, know-how, trade secret, customer list, contract term, customer pricing, supplier list or price, business strategy, compensation, plan or practice, operating records, software, technology, sales data, information or other records, list or documents used by the Company in operating the Business or otherwise. The Proprietary Information and all other information relating to the Company belongs to and will remain the property of the Company. All Proprietary Information, other information and property of the Company must be returned to the Company by Employee upon termination of Employee's employment.

          I. Discoveries and Works. Any and all writings, inventions, improvements, process and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Employee shall make full disclosure to Company of all such writings, inventions, improvements, process, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, process, procedures and techniques, and otherwise aid and assist Company so the Company can prepare and present applications for copyright or Letters of Patent wherever possible, as well as reissues, renewals, and extensions thereof in all countries in which it may desire to have a copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such inventions, improvements, process, procedures and techniques.

          J. Non Solicitation and Non-Competition. The services of the Employee will be unique and extraordinary and essential to the business of the Company, especially since the Employee shall have access to the Company's customer lists, trade secrets and other privileged and confidential information essential to the Company's business. Employee therefore agrees that he will not, while he is an employee of the Company and for a period of one (1) year thereafter, directly or indirectly solicit, induce, encourage or attempt to influence any employee, client, customer, salesman or supplier of Company to cease to do business with or to terminate his employment with Company, and shall not utilize for any such purposes any names and addresses of customers or clients of Company or any data on or relating to past, present or prospective (at the time of termination of Employee's employment) customers or clients of Company. Employee further agrees that during such period he will not, without the prior written approval of the Company, directly or indirectly, , whether as an owner, partner, member, employee, officer, director or stockholder (other than as the owner of less than 5% of the stock of a corporation registered under the Securities and Exchange Act of 1934, as amended), or in any other capacity, engage in any business activity competitive with the business of the Company, which is the development, manufacture and distribution of optoelectronic semiconductor based components, hybrid assemblies and other proprietary solid state light and radiation detection devices. The Employee agrees that his covenants contained in this Section J are given in consideration of the purchase, by a subsidiary of the Company, of a business partially owned by Employee.

          K. Injunctive Relief. Employee acknowledges that the restrictions contained herein are reasonable and necessary in order to protect the legitimate interest of Company, and that any violation thereof would result in irreparable injuries to Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, without the necessity of posting bonds, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

          L. Termination. (1) This Agreement may be terminated by Company for Cause as defined below upon written notice given to the Employee. As used herein, "Cause" means; (i) any act or acts of Employee which would constitute a felony or fraud; (ii) a continuing material breach by Employee in performing the duties described in this Agreement which is not cured by Employee within thirty (30) days after the Company gives Employee written notice specifying the details of the breach; or (iii) gross neglect, gross malfeasance, willful neglect, willful misconduct, or dishonesty in performance of Employee's duties hereunder. If Employee's employment is terminated by Company for Cause, the Company's obligations under this Agreement will terminate and the Company will not be liable to Employee for any payments of any kind under this Agreement, including without limitation any claim to unpaid bonus amounts.

          (2) If the Company for reasons other than Cause terminates Employee's employment under this Agreement, Company will continue to pay the remaining Base Salary that Employee would have received under this Agreement, including payments in respect of any fringe benefit plans of the Company in which the Employee was a participant (to the extent that Employee continues to be eligible to participate in such plans and to the extent that he is not eligible to participate therein, Company shall make a cash payment to Employee in an amount equal to the amount that Company would have paid in respect of Employee's participation therein had he been eligible to participate) plus any on-plan bonus Employee would have been entitled to had Employee remained an Employee through the end of the employment year during which he was terminated without cause, provided that Employee executes a release of the Company for and against any and all claims by the Employee except for the obligations of the Company under this Section L
     (2). Such release shall be in such form as may be reasonably required by the Company, but shall include a provision requiring that in the event of any litigation between the parties with respect to their respective rights under this Section L (2), the prevailing party shall be entitled to an award of legal fees and other costs and expenses relating to the litigation.

          (3) Employee may voluntarily terminate his employment by the Company under this Agreement at any time by giving ninety (90) days advance written notice to the Company. In the event of such a voluntary termination of employment by Employee, Employee shall continue to render services as provided in this Agreement for such period of time not exceeding ninety
     (90) days as may be requested by the Company, during which period he shall be paid the amounts described in Section E above; and with the exception of the covenants contained in Sections H, I, J and K, neither the Company nor Employee shall thereafter have any further obligations or liability under or in respect to this Agreement.

          (4) In the event that fifty-one percent (51%) or more of the Company's stock or all or substantially all of the Company's assets are sold to a third party (the "Sale") and the Company terminates the Employee's employment hereunder in connection therewith, Employee shall be entitled to receive the payments (subject to his executing the release) provided for under Section L(2), above, and all stock options granted to the Employee shall immediately vest. In the event that Employee voluntarily resigns his employment with the Company following the date of the Sale, Section L(3) shall not apply; however, Employee shall be entitled to receive the payments (subject to his executing the release) provided for under Section L(2) above, except that (i) Employee shall not be entitled to receive any bonus for the year in which he resigns, and (ii) in the event that the Employee secures other employment, all payments made to him pursuant to the provision of Section L (2) shall be reduced by the amounts received by him shall be reduced by the amount, if any, that Employee may receive in connection with such other employment.

          M. Validity. If any provision contained in this Agreement, or the application of any provision, is held invalid or unenforceable by a court of competent jurisdiction, that provision will be deemed to be modified in a manner to make it consistent with the intent of the original provision, so that as revised, the provision will be valid and enforceable, and this Agreement, and the application of the provision to persons or circumstances other than those for which it would be invalid or unenforceable, will not be affected by the revision.

          N. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns and shall be binding upon Employee, heirs and legal representatives.

          O. Construction. Words and phrases defined in the plural shall also be used in the singular and vice versa and be construed in the plural or singular as appropriate and apparent in the context used. Unless otherwise specifically provided herein, accounting terms shall be given and assigned their usual meaning and effect as defined.

          P. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          Q. Notices. All notices, request, demands and other communication required or permitted under this Agreement shall be in writing. Addresses for such parties are as set forth below:

                  If to the Employee:

                           Mr. Paul Ludwig
                           5790 Verde View Rd.
                           Madison, Wisconsin 53711
                           Fax (608) 274-5378

                  With a copy to:

                           Holland & Knight LLC
                           One Midamerica Plaza, Suite 1000
                           Oakbrook Terrace, Illinois 60181
                           Attention: David E. Zajicek, Esq.
                           Fax (630) 954-2112

                  If to the Company:

                           Advanced Photonix, Inc.
                           1240 Avenida Acaso
                           Camarillo, CA  93012
                           Attention:  President
                           Fax (805) 484-9935

                  With a copy to:

                           Dornbush Mensch Mandelstam & Schaeffer, LLP
                           747 Third Avenue
                           New York, NY 10017
                           Attention: Landey Strongin, Esq.


          R. Governing Law and Attorneys' Fees. This Agreement shall be governed by, and construed in accordance with, the domestic laws of the State of Wisconsin without reference to the conflicts of laws provisions thereof. In the event of any action at law or suit in equity in relation to this Agreement the prevailing party in such action or suit shall be entitled to receive its attorneys' fees and all other costs and expenses of such action or suit.

          S. Submission to Jurisdiction and Venue. The parties hereto hereby irrevocably and unconditionally each submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the State of Wisconsin and its courts and the courts of the United States of America for the Western District of Wisconsin; consents that any such action or proceeding shall be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

          T. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision given any third persons any right of subrogation or action over or against any party to this Agreement.

          U. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

          V. Entire Agreement. This Agreement supersedes all previous agreements between Employee and the Company, contains the entire understanding and agreement between the parties regarding the Employee's employment with the Company. This Agreement cannot not be amended, modified or supplemented in any respect except by subsequent written agreement signed by both the Company and Employee.

                                           ADVANCED PHOTONIX, INC.



                                           By:
                                              -------------------------------
                                              Richard Kurtz, Chairman


                                              -------------------------------
                                              Paul D. Ludwig